As filed with the Securities and Exchange
Commission on November 19, 1997                       Registration No. 333-27021

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                         FORM S-4 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                       ON
                         FORM S-8 REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                              LSB BANCSHARES, INC.
             (Exact name of Registrant as specified in its charter)

          North Carolina                                56-1348147
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

                 One LSB Plaza, Lexington, North Carolina 27292
                    (Address of principal executive offices)

                                   ----------

                         PIEDMONT BANCSHARES CORPORATION
                                STOCK OPTION PLAN
                       AS ASSUMED BY LSB BANCSHARES, INC.

                OLD NORTH STATE BANK 1990 INCENTIVE STOCK OPTION
               PLAN (AS AMENDED BY THE AMENDMENT TO 1990 INCENTIVE
                               STOCK OPTION PLAN)
                       AS ASSUMED BY LSB BANCSHARES, INC.

                            (Full title of the Plans)

                                   ----------

                                 Robert F. Lowe
                      President and Chief Executive Officer
                              LSB Bancshares, Inc.
                                  One LSB Plaza
                         Lexington, North Carolina 27292
                                 (910) 248-6500
           (Name, address, and telephone number of agent for service)

                                 With a copy to:
                             David E. Johnston, Esq.
                                Hunton & Williams
                        One NationsBank Plaza, Suite 2650
                             101 South Tryon Street
                         Charlotte, North Carolina 28280
                                 (704) 378-4700


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                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

         This Registration Statement relates to the registration of 81,226 shares of the common stock, $5.00 par value per share (the "Common Stock") of LSB Bancshares, Inc. (the "Registrant") reserved for issuance under the Piedmont Bancshares Corporation Stock Option Plan as assumed by the Registrant (61,999 shares) and the Old North State Bank 1990 Incentive Stock Option Plan (as amended by the Amendment to 1990 Incentive Stock Option Plan) as assumed by the Registrant (19,227 shares) (collectively the "Plans"). Such shares of the Registrant's Common Stock were originally registered as part of the Registrant's Form S-4 Registration Statement (No. 333-27021). This Registration Statement on Form S-8 shall serve as Post-Effective Amendment No. 1 to such Form S-4 Registration Statement of Registrant. This Registration Statement also relates to an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the Plans as a result of a reclassification, reorganization, recapitalization, stock split, stock dividend, or similar occurrence that makes an adjustment of shares just and appropriate. Documents containing the information described in Part I of Form S-8 will be sent or given to participants under the Plans as required by Rule 428(b)(1).

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

         Not required to be filed with the Securities and Exchange Commission (the "Commission").



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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1996.

         (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         (c) The Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

         (d) The Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

         (e)      The Registrant's Current Report on Form 8-K dated March 14,
                  1997.

         (f) The Registrant's Current Report on Form 8-K dated August 25, 1997, as amended by Form 8-K/A filed on October 27, 1997.

         (g) The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A dated April 29, 1988 (as amended by Amendment No. 1 on Form 8, dated October 30, 1991), and any other amendment or report filed for the purpose of updating such description.

         Any information included or incorporated by reference in the Registrant's Annual Report on Form 10-K for the year ended December 31, 1996 in response to Items 402(a)(8), (i), (k), or (l) of Regulation S-K of the Commission is not incorporated herein and is not part of this Registration Statement.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Sections 55-8-50 through 55-8-58 of the General Statutes of North Carolina provide for indemnification of directors, officers, employees, and agents of a North Carolina corporation. Subject to certain exceptions, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against


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liability incurred in the proceeding if (i) he conducted himself in good faith;
and (ii) he reasonably believed (a) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, and
(b) in all other cases, that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Moreover, unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding as authorized by the board of directors in the specific case or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contact upon receipt of an undertaking by or on behalf of a director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses. A director may also apply for court-ordered indemnification under certain circumstances.

         Unless a corporation's articles of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director, (ii) the corporation may indemnify or advance expenses to an officer, employee, or agent of a corporation to the same extent as to a director, and
(iii) a corporation may also indemnify or advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

         In addition and separate and apart from the indemnification rights discussed above, the statutes further provide that a corporation may, in its articles of incorporation or bylaws, or by contract or resolution, indemnify or agree to indemnify any one of its directors, officers, employees, or agents against liability and expenses in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of his activities which were at the time taken known or believed by him to be clearly in conflict with the best interests of the corporation. A corporation may likewise and to the same extent indemnify or agree to indemnify any person who, at the request of the corporation, is or was serving as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan. Any such provision for indemnification may also include provisions for recovery from the corporation of reasonable costs, expenses, and attorneys' fees in connection with the enforcement of rights to indemnification and may further include provisions establishing reasonable procedures for determining and enforcing the rights granted therein.

         As permitted by North Carolina statutory provisions, Article 8 of the bylaws of the Registrant provides as follows:

                  Section 1. Indemnification Provisions. Any person who at any time serves or has served as a director or officer of the corporation or of any wholly owned subsidiary of the corporation, or in such capacity at the request of the corporation for any other foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under any employee benefit plan of the corporation or of any wholly owned subsidiary thereof (a "Claimant"), shall have the right to be indemnified and held harmless by the corporation to the fullest extent from time to time permitted by law against all liabilities and litigation expenses (as hereinafter defined) in the event a claim shall be made or threatened against that person in, or that person is made or threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether or not brought by or on behalf of the corporation, including all appeals therefrom (a "proceeding"), arising out of that person's status as such or that person's activities in any such capacity; provided, that such indemnification shall not be effective with respect to (a) that portion of any liabilities or litigation expenses with respect to which the Claimant is entitled to receive payment under any insurance policy or (b) any liabilities or litigation expenses incurred on account of any of the Claimant's activities which at the time taken known or believed by the Claimant to be clearly in conflict with the best interests of the corporation.

                  Section 2. Definitions. As used in this Article, (a) "liabilities" shall include, without limitation, (1) payments in satisfaction of any judgment, money decree, excise tax, fine or penalty for which Claimant had become liable in any proceeding and (2) payments in settlement of any such proceeding subject, however, to Section 3 of this Article; (b) "litigation expenses" shall include, without limitation, (1) reasonable costs and expenses and attorneys' fees and expenses actually incurred by the Claimant in connection with any proceeding and (2) reasonable costs and expenses and attorneys' fees and expenses in


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         connection with the enforcement of rights to the indemnification granted hereby or by applicable law, if such enforcement is successful in whole or in part; and (c) "disinterested directors" shall mean directors who are not party to the proceeding in question.

                  Section 3. Settlements. The corporation shall not be liable to indemnify the Claimant for any amounts paid in settlement of any proceeding effected without the corporation's written consent. The corporation will not unreasonably withhold its consent to any proposed settlement.

                  Section 4.  Litigation Expense Advances.

                  (a) Except as provided in subsection (b) below, any litigation expenses shall be advanced to any Claimant within 30 days of receipt by the secretary of the corporation of a demand therefor, together with an undertaking by or on behalf of the Claimant to repay to the corporation such amount unless it is ultimately determined that Claimant is entitled to be indemnified by the corporation against such expenses. The secretary shall promptly forward notice of the demand and undertaking immediately to all directors of the corporation.

                  (b) Within 10 days after mailing of notice to the directors pursuant to subsection (a) above, any disinterested director may, if desired, call a meeting of all disinterested directors to review the reasonableness of the expenses so requested. No advance shall be made if a majority of the disinterested directors affirmatively determines that the item of expense is unreasonable in amount; but if the disinterested directors determine that a portion of the expense item is reasonable, the corporation shall advance such portion.

                  Section 5. Approval of Indemnification Payments. Except as provided in Section 4 of this Article, the board of directors of the corporation shall take all such action as may be necessary and appropriate to authorize the corporation to pay the indemnification required by Section 1 of this Article, including, without limitation, making a good faith evaluation of the manner in which the Claimant acted and of the reasonable amount of indemnity due the Claimant. In taking any such action, any Claimant who is a director of the corporation shall not be entitled to vote on any matter concerning such Claimant's right to indemnification.

                  Section 6. Suits by Claimant. No Claimant shall be entitled to bring suit against the corporation to enforce his rights under this Article until sixty days after a written claim has been received by the corporation, together with any undertaking to repay as required by Section 4 of this Article. It shall be a defense to any such action that the Claimant's liabilities or litigation expenses were incurred on account of activities described in clause (b) of Section 1, but the burden of proving this defense shall be on the corporation. Neither the failure of the corporation to have made a determination prior to the commencement of the action to the effect that indemnification of the Claimant is proper in the circumstances, nor an actual determination by the corporation that the Claimant had not met the standard of conduct described in clause (b) of Section 1, shall be a defense to the action or create a presumption that the Claimant has not met the applicable standard of conduct.

                  Section 7. Consideration; Personal Representatives and Other Remedies. Any person who during such time as this Article or corresponding provisions of predecessor bylaws is or has been in effect serves or has served in any of the aforesaid capacities for or on behalf of the corporation shall be deemed to be doing so or to have done so in reliance upon, and as consideration for, the right of indemnification provided herein or therein. The right of indemnification provided herein or therein shall inure to the benefit of the legal representatives of any person who qualifies or would qualify as a Claimant hereunder, and the right shall not be exclusive of any other rights to which the person or legal representative may be entitled apart from this Article.

                  Section 8. Scope of Indemnification Rights. The rights granted herein shall not be limited by the provisions of Section 55-8-51 of the General Statutes of North Carolina or any successor statute.

         The indemnification provisions in the bylaws may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act").


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

         As permitted by applicable statutes, the Registrant has purchased a standard directors' and officers' liability policy which will, subject to certain limitations, indemnify the Registrant and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacities as such.


ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

   Exhibit No.                        Description
   -----------                        -----------

         4.1 Articles of Incorporation of the Registrant, as amended (incorporated herein by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-8, filed with the Commission on November 17, 1992 (Commission File No. 33-54610))

         4.2 Bylaws of the Registrant (incorporated herein by reference to the Registrant's Annual Report on Form 10-K, dated February 13, 1996 (Commission File No. 0-11448))

         4.3 Piedmont Bancshares Corporation Stock Option Plan as assumed by Registrant

         4.4 Old North State Bank 1990 Incentive Stock Option Plan (as amended by the Amendment to 1990 Incentive Stock Plan) as assumed by Registrant

         5        Opinion of Hunton & Williams

         23.1     Consent of Hunton & Williams (included in Exhibit 5)

         23.2     Consent of Turlington and Company, L.L.P.

         24       Power of Attorney (included on signature page)


ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any



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                           deviation from the low or high end of the estimated
                           maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the Registration Statement is on Form S-3 or Form S-8 or Form F-3; and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities a that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of North Carolina, on the 17th day of November, 1997.

                                   LSB BANCSHARES, INC.



                                   By: /s/ Robert F. Lowe
                                       -------------------------------------
                                       Robert F. Lowe
                                       President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby appoints Monty J. Oliver, Secretary, Treasurer and Chief Financial Officer of the Registrant and Robert F. Lowe, Chairman of the Board, President and Chief Executive Officer of the Registrant, each with full power of substitution, each as attorney-in-fact to execute in their respective names on their behalf individually, and in each capacity stated below, the Registration Statement and one or more amendments (including post-effective amendments) to the Registration Statement as the attorney-in-fact and to file any such Registration Statement and any amendment to the Registration Statement with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                       TITLE                          DATE
---------                       -----                          ----

/s/ Margaret Lee W. Crowell     Director                       November 17, 1997
------------------------------
Margaret Lee W. Crowell

/s/ Robert F. Lowe              Chairman of the Board,         November 17, 1997
------------------------------  President and
Robert F. Lowe                  Chief Executive Officer

                                Director                       November __, 1997
------------------------------
Roberts E. Timberlake

/s/ Julius S. Young, Jr.        Director                       November 17, 1997
------------------------------
Julius S. Young, Jr.

/s/ Leonard H. Beck             Director                       November 17, 1997
------------------------------
Leonard H. Beck

/s/ Samuel R. Harris            Director                       November 17, 1997
------------------------------
Samuel R. Harris

/s/ David A. Smith              Director                       November 17, 1997
------------------------------
David A. Smith


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SIGNATURE                       TITLE                          DATE
---------                       -----                          ----

/s/ Burr W. Sullivan            Director                       November 17, 1997
------------------------------
Burr W. Sullivan

                                Director                       November __, 1997
------------------------------
Michael S. Albert

/s/ Peggy B. Barnhardt          Director                       November 17, 1997
------------------------------
Peggy B. Barnhardt

/s/ Walter A. Hill              Director                       November 17, 1997
------------------------------
Walter A. Hill

/s/ Robert B. Smith, Jr.        Director                       November 17, 1997
------------------------------
Robert B. Smith, Jr.

/s/ Marvin D. Gentry            Director                       November 17, 1997
------------------------------
Marvin D. Gentry

/s/ Lloyd G. Walter, Jr.        Director                       November 17, 1997
------------------------------
Lloyd G. Walter, Jr.

/s/ Monty J. Oliver             Secretary and  Treasurer,      November 17, 1997
------------------------------  Chief  Financial Officer
Monty J. Oliver                 (Chief Accounting Officer)



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                                  EXHIBIT INDEX



   Exhibit No.                        Description
   -----------                        -----------

         4.1 Articles of Incorporation of the Registrant, as amended (incorporated herein by reference to Exhibit 4.2 of the Registrant's Registration Statement on Form S-8, filed with the Commission on November 17, 1992 (Commission File No. 33-54610))

         4.2 Bylaws of the Registrant (incorporated herein by reference to the Registrant's Annual Report on Form 10-K, dated February 13, 1996 (Commission File No. 0-11448))

         4.3 Piedmont Bancshares Corporation Stock Option Plan as assumed by Registrant

         4.4 Old North State Bank 1990 Incentive Stock Option Plan (as amended by the Amendment to 1990 Incentive Stock Plan) as assumed by Registrant

         5        Opinion of Hunton & Williams

         23.1     Consent of Hunton & Williams (included in Exhibit 5)

         23.2     Consent of Turlington and Company, L.L.P.

         24       Power of Attorney (included on signature page)